**HALL&COMPANY** *Certified Public Accountants, Inc.*
TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES

111 PACIFICA, SUITE 300
IRVINE, CA 92618
(949) 910-HALL (4255)
FAX (949) 910-4256
WWW.HALLCPAS.COM

December 31, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Cannabis Sativa, Inc.

We have read the statements made by Cannabis Sativa, Inc. in Item 4.01 of its Form 8-K filed on December 27, 2019 regarding the change in auditors. We agree with such statements made regarding our firm, except the following:

> "*The Company provided Hall & Co. with a copy of the disclosures it is making in this Current Report on Form 8-K (this "Report") prior to the time this Report was filed with the SEC. The Company requested that Hall & Co. furnish a letter addressed to the SEC stating whether it agrees with the statements made herein.*"
>
> Hall & Company was not provided a copy of the Form 8-K prior to its filing. Once notified about the Form 8-K, Hall & Company promptly provided its letter.

We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Hall & Company
Hall & Company CPAs & Consultants, Inc.